CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV relating to the financial statements and financial highlights of Anchor Risk Managed Income Strategies Fund (formerly, Anchor Risk Managed Credit Strategies Fund), Anchor Risk Managed Equity Strategies Fund, and Anchor Risk Managed Global Strategies Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the August 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

December 22, 2023